Exhibit 10.1
EXECUTION VERSION

ADMINISTRATIVE SERVICES AGREEMENT
BY AND AMONG
CONTINENTAL CASUALTY COMPANY
THE CONTINENTAL INSURANCE COMPANY
CONTINENTAL REINSURANCE CORPORATION INTERNATIONAL, LTD.
CNA INSURANCE COMPANY LIMITED
AND
NATIONAL INDEMNITY COMPANY
DATED AUGUST 31, 2010

ADMINISTRATIVE SERVICES AGREEMENT
TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

1.1	Definitions	2

ARTICLE II

AUTHORITY; SERVICE STANDARDS

2.1	Appointment	5
2.2	Services Standards	5
2.3	Compliance; Licensure	6
2.4	Independent Contractor	6
2.5	Subcontracting	7
2.6	Monitoring	7

ARTICLE III

COMPENSATION

3.1	Compensation	8

ARTICLE IV

ADMINISTRATIVE SERVICES

4.1	Administrative Services	8
4.2	Mixed Accounts	10
4.3	GRM Book of Business	12
4.4	Extracontractual Damages	13
4.5	Conflict of Interest	13

ARTICLE V

CLAIMS HANDLING SERVICES

5.1	Claims Handling Services	14

i

		Page
ARTICLE VI

ADMINISTRATION OF THIRD PARTY REINSURANCE AGREEMENTS

6.1	Third Party Reinsurance Administration	15
6.2	Collateral	16
6.3	Commutations	16
6.4	Collection of Third Party Reinsurance Recoverables	16
6.5	Third Party Reinsurance Allocation Agreement	16

ARTICLE VII

REGULATORY COMPLIANCE AND REPORTING

7.1	Regulatory Filings and Examinations	17

ARTICLE VIII

OTHER REPORTING OBLIGATIONS

8.1	Financial Reporting Obligations	17
8.2	Change in Status	19
8.3	Administrator Controls	19

ARTICLE IX

BOOKS AND RECORDS

9.1	Transfer and Ownership of Books and Records	20
9.2	Maintenance of Books and Records	20
9.3	Access to Books Records	20

ARTICLE X

INABILITY TO PERFORM SERVICES; ERRORS

10.1	Capacity	22
10.2	Inability to Perform Services	22
10.3	Errors	22

ARTICLE XI

LEGAL ACTIONS

11.1	Regulatory Proceedings	23
11.2	Notification Requirements	23
11.3	Right to Associate	24

		Page
ARTICLE XII

BANK ACCOUNTS

12.1	Bank Accounts	24

ARTICLE XIII

COOPERATION

13.1	Cooperation	25
13.2	Relationship Management	25

ARTICLE XIV

DURATION; TERMINATION

14.1	Duration	26
14.2	Termination	26
14.3	Certain Actions Related to Termination	27
14.4	Survival	28

ARTICLE XV

CONFIDENTIALITY; PRIVACY REQUIREMENTS

15.1	Definitions	28
15.2	Obligations	29
15.3	Exceptions to Confidential Treatment	30
15.4	Privacy	31
15.5	Regulatory and Legal Communication	33

ARTICLE XVI

FORCE MAJEURE

16.1	Force Majeure Event	34

ARTICLE XVII

INDEMNIFICATION

17.1	Indemnification Obligation of Administrator	34
17.2	Indemnification Obligation of Reinsureds	35
17.3	Notice of Indemnification Request	35
17.4	Notice of an Asserted Liability	35
17.5	Procedures	36
17.6	Survival	37

LIST OF EXHIBITS

Exhibit A	Business Associate Agreement

LIST OF SCHEDULES

Schedule A-1	Claims Administration System
Schedule A-2	Items and services associated in supplying Administrator with access to CAS
Schedule B	GRM Book of Business
Schedule C	Designations of Primary Handlers to administer existing Mixed Accounts
Schedule D	Form of Quarterly Data File

ADMINISTRATIVE SERVICES AGREEMENT
          THIS ADMINISTRATIVE SERVICES AGREEMENT (hereinafter referred to as this “Administrative Services Agreement”), dated as of August 31, 2010 (the “Effective Date”), is made and entered into by and among Continental Casualty Company, an Illinois property and casualty insurance company (“CCC”), The Continental Insurance Company, a Pennsylvania property and casualty insurance company (“CIC”), Continental Reinsurance Corporation International, Ltd., a Bermuda long-term insurance company (“CRCI”), and CNA Insurance Company Limited, a United Kingdom property and casualty insurance company (“CICL” and together with CCC, CIC and CRCI, “Reinsureds”), and National Indemnity Company, a Nebraska property and casualty company (“Administrator” and the Administrator taken together with the Reinsureds, each a “Party” and, collectively, the “Parties”).
WITNESSETH:
          WHEREAS, pursuant to a Master Transaction Agreement (the “Master Transaction Agreement”), dated as of July 14, 2010, among the Parties and Berkshire Hathaway Inc., a Delaware corporation and the ultimate parent company of the Reinsurer (“Berkshire”), Reinsureds and Administrator have agreed to enter into a loss portfolio reinsurance transaction, pursuant to which Reinsureds will cede all liabilities related to Asbestos Claims and Pollution Claims under the Business Covered to Administrator, and pursuant to which Administrator will indemnify Reinsureds for such liabilities up to an aggregate limit of four billion dollars ($4,000,000,000), net of any Third Party Reinsurance Recoverables and Other Recoveries;
          WHEREAS, pursuant to a Loss Portfolio Transfer Reinsurance Agreement among Reinsureds and Administrator dated as of the date hereof, and referenced in the Master Transaction Agreement as the “LPT Reinsurance Agreement,” Administrator shall indemnify Reinsureds for 100% of the Ultimate Net Loss, subject to the LPT Limit; and
          WHEREAS, Reinsureds desire that Administrator perform certain administrative functions on behalf of Reinsureds from and after the date hereof with respect to the Reinsured Contracts and Third Party Reinsurance Agreements as they relate to the Business Covered, and the Parties hereto have agreed to enter into this Administrative Services Agreement as a condition of Administrator entering into the LPT Reinsurance Agreement.
          NOW, THEREFORE, for and in consideration of these premises and the promises and the mutual agreements hereinafter set forth and set forth in the Master Transaction Agreement and LPT Reinsurance Agreement, the Parties agree as follows:

ARTICLE I
DEFINITIONS
     1.1 Definitions.
          In this Administrative Services Agreement, unless the context requires otherwise, words and expressions used in the Master Transaction Agreement and the LPT Reinsurance Agreement shall bear the same meaning when used in this Administrative Services Agreement. All capitalized terms not otherwise defined in this Administrative Services Agreement shall have the meaning given them under the Master Transaction Agreement or LPT Reinsurance Agreement, as applicable.
          The following terms shall have the respective meanings set forth below throughout this Administrative Services Agreement:
“Administrator’s Actuarial Report” shall have the meaning set forth in Section 8.1(a) hereof.
“Administrative Accounts” shall have the meaning set forth in Section 12.1(a) hereof.
“Administrative Services” shall have the meaning set forth in Section 2.1(a) hereof.
“Administrative Services Agreement” shall have the meaning set forth in the preamble.
“Administrator” shall have the meaning set forth in the preamble.
“Administrator Losses” shall have the meaning set forth in Section 17.2 hereof.
“Allocated Bill” shall have the meaning set forth in Section 4.3(a) hereof.
“Asserted Liability” shall have the meaning set forth in Section 17.4 hereof.
“Berkshire” shall have the meaning set forth in the preamble hereof.
“Berkshire Controlled Entity” shall have the meaning set forth in Section 4.5(a) hereof.
“Berkshire Owned Entity” shall have the meaning set forth in Section 4.5(a) hereof.

“Business Associate Agreement” means the business associate agreement attached hereto as Exhibit A.
“Claims Administration System” or “CAS” shall have the meaning set forth in Section 3.1(b)hereof.
“CCC” shall have the meaning set forth in the preamble hereof.
“CIC” shall have the meaning set forth in the preamble hereof.
“CICL” shall have the meaning set forth in the preamble hereof.
“Collection Expenses” means the reasonable out-of-pocket expenses incurred by any Party in connection with the negotiation and collection of Third Party Reinsurance Recoverables or Commutation Payments.
“Confidential Information” shall have the meaning set forth in Section 15.1(a) hereof.
“CRCI” shall have the meaning set forth in the preamble hereof.
“Direct Costs” shall have the meaning set forth in Section 4.2(c) hereof.
“Effective Date” shall have the meaning set forth in the preamble hereof.
“Force Majeure Event” shall have the meaning set forth in Section 16.1 hereof.
“GRM Book of Business” shall have the meaning set forth in Section 4.1(a)(xiii) hereof.
“Gross Third Party Reinsurance Recoverables” means any amounts actually collected by the Reinsureds or the Reinsurer (acting on behalf of the Reinsureds) in connection with Third Party Reinsurance Agreements.
“Indemnified Party” shall have the meaning set forth in Section 17.3 hereof.
“Indemnifying Party” shall have the meaning set forth in Section 17.3 hereof.

“Legal Proceeding” means any litigation, arbitration, mediation or other legal action.
“LPT Reinsurance Agreement” shall have the meaning set forth in the recitals.
“Master Transaction Agreement” shall have the meaning set forth in the recitals.
“Mixed Account” shall have the meaning set forth in Section 4.2(a) hereof.
“Nonpublic Personal Information” shall have the meaning set forth in Section 15.1(b) hereof.
“Party” or “Parties” shall have the meaning set forth in the recitals.
“Personal Information” shall have the meaning set forth in Section 15.1(c) hereof.
“Primary Handler” shall have the meaning set forth is Section 4.2(a)(i) hereof.
“Quarterly Data File” shall have the meaning set forth in Section 8.1(d).
“Reinsureds” shall have the meaning set forth in the preamble.
“Reinsureds’ Actuarial Report” shall have the meaning set forth in Section 8.1(c).
“Reinsureds Losses” shall have the meaning set forth in Section 17.1 hereof.
“Reverse Transition Services Agreement” shall have the meaning set forth in Section 14.3(a)(i) hereof.
“Security Incident” shall have the meaning set forth in Section 15.5(c) hereof.
“Subcontractor” shall have the meaning set forth in Section 2.5 hereof.
“Third Party Claimant” shall have the meaning set forth in Section 17.4 hereof.
“Third Party Reinsurance Recoverables” means Gross Third Party Reinsurance Recoverables, less Collection Expenses.

ARTICLE II
AUTHORITY; SERVICE STANDARDS
     2.1 Appointment.
     (a) Reinsureds hereby appoint Administrator, for the period specified in Article XIV hereof, and Administrator hereby accepts appointment, to provide as an independent contractor of Reinsureds all such administrative and other services with respect to the LPT Reinsurance Agreement and with respect to the Reinsured Contracts and the Third Party Reinsurance Agreements with respect to the Business Covered, including those services set forth in this Administrative Services Agreement (the “Administrative Services”), all on the terms, and subject to the limitations, as set forth in this Administrative Services Agreement.
     (b) The Parties shall cooperate fully in the transfer of responsibility for the performance of the Administrative Services from Reinsureds to Administrator in accordance with the terms of this Administrative Services Agreement and the Transition Services Agreement.
     (c) In order to assist Administrator in the performance of the Administrative Services hereunder, Reinsureds shall deliver to Administrator and, if requested by Administrator, to Resolute Management Inc., an appropriate power of attorney which shall nominate, constitute and appoint Administrator as their attorney-in-fact with respect to the rights, duties, and privileges and obligations of Administrator in and to the Reinsured Contracts and Third Party Reinsurance Agreements as respects the Business Covered, with full power and authority to act in the name, place and stead of Reinsureds with respect thereto, including the power, without reservation, to service the Reinsured Contracts and Third Party Reinsurance Agreements as respects the Business Covered, to adjust, to defend, to settle and to pay A&P Claims, and to take such other and further action as may be necessary or desirable to effect the transactions contemplated by the Master Transaction Agreement and this Administrative Services Agreement, but in all cases only to the extent of the rights and authority granted to Administrator pursuant to this Administrative Services Agreement and in accordance with the terms of this Administrative Services Agreement.
     2.2 Services Standards.
          Administrator agrees to perform all Administrative Services and is hereby authorized to do so on behalf of Reinsureds. Administrator shall perform the Administrative Services in a professional and competent manner and in accordance with (i) the terms of the Reinsured Contracts and the Third Party Reinsurance Agreements, (ii) to the extent not in conflict with any other provision of this Section 2.2, standards of service that conform with Administrator’s service standards for administering similar insurance contracts issued by

Administrator in its own name, and (iii) Applicable Law, including maintenance by Administrator of all licenses, authorizations, permits and qualifications from Governmental Authorities necessary to perform the Administrative Services required by this Administrative Services Agreement. Administrator shall use its reasonable best efforts to avoid doing anything which might reasonably be expected to prejudice or bring into disrepute the reputation of Reinsureds or their respective directors and officers as professional claims managers. Administrator acknowledges that the performance of all Administrative Services required by this Administrative Services Agreement in a professional and competent manner is of critical importance to Reinsureds.
     2.3 Compliance; Licensure.
     (a) Administrator shall comply with all Applicable Laws in connection with the performance of its duties hereunder and shall act consistently in all material respects with, and not cause Reinsureds to be out of compliance with, the terms of the Reinsured Contracts and Third Party Reinsurance Agreements. Should Administrator, or any Subcontractor permitted under Section 2.5 of this Administrative Services Agreement, violate any Applicable Law relating to its performance under this Administrative Services Agreement that results in a regulatory fine, penalty, monetary payment or settlement (including expense reimbursement) imposed on Reinsureds or its Affiliates, Administrator shall reimburse the Reinsureds or its Affiliates for such regulatory fine, penalty, monetary payment or settlement. Administrator shall communicate promptly to Reinsureds upon knowledge of the non-renewal, lapse, suspension or termination of any licenses required by Applicable Law in connection with the administration of the Reinsured Contracts and Third Party Reinsurance Agreements. If, in the ordinary course of operations, Administrator determines that there exists any material operational concerns or failures with respect to any of the Reinsured Contracts or Third Party Reinsurance Agreements, Administrator shall notify Reinsureds and, in consultation with Reinsureds, take all reasonable actions necessary to bring such Reinsured Contracts and/or Third Party Reinsurance Agreements into operational compliance.
     (b) Administrator shall use commercially reasonable efforts to ensure that it or any of its Affiliates that is subcontracted to provide any Administrative Service continue to be, and their respective employees, agents and representatives are, or shall become and remain, licensed, in whatever capacity is required, including without limitation third-party administrator licenses, by the Governmental Authorities of all jurisdictions in which Reinsureds are licensed as of the Effective Date. Administrator shall bear all costs and expenses relating to its own licensing and the licensing of its employees, agents and representatives.
     2.4 Independent Contractor.
          For all purposes hereof, Administrator shall at all times act as an independent contractor and Administrator and its Affiliates, on the one hand, and Reinsureds and their Affiliates, on the other hand, shall not be deemed an employee, representative, joint venture or fiduciary of one another, nor shall this Administrative Services Agreement or the Administrative Services or any activity or any transaction contemplated hereby be deemed to create any partnership or joint venture between the Parties or among their Affiliates. Administrator and its Representatives are not eligible for, nor may they participate in, any employee benefit plans of Reinsureds or any of their Affiliates. Reinsureds and their Representatives are not eligible for, nor may they participate in, any employee benefit plans of Administrator or any of its Affiliates.
     2.5 Subcontracting.
          Administrator shall not subcontract the performance of any services that Administrator is to provide hereunder to another Person (the “Subcontractor”) without the prior written consent of Reinsureds (which consent shall not be unreasonably withheld); provided, however, that such consent will not be required if the applicable Subcontractor is Resolute Management Inc. for such time as it is an Affiliate of Administrator and; provided further, however, that in the case of Administrative Services relating to other than claims handling, Reinsureds’ consent will not be required if (i) the applicable Subcontractor is an Affiliate of Administrator or (ii) the applicable Subcontractor is to provide those services that it provides to any Reinsureds as of the date hereof with respect to the Business Covered. Notwithstanding the foregoing, Administrator shall not permit a Subcontractor (other than Resolute Management Inc. for such time as it is an Affiliate of Administrator) to access or use the CAS without Reinsureds’ prior written consent. In the event of such subcontracting, Administrator shall not be relieved from any of its obligations or liabilities hereunder, including compliance with Applicable Law and maintenance of proper licensure, and Administrator shall remain responsible for all obligations or liabilities of such Subcontractor with respect to the providing of such service or services as if provided by Administrator; provided that if employees of the Subcontractor providing a service meet applicable licensing requirements, Administrator shall be deemed to be in compliance with said licensure requirements.
     2.6 Monitoring.
          At any time during the term of this Administrative Services Agreement, Reinsureds shall have the right to appoint a representative to monitor the A&P Business at the facilities maintained for such A&P Business by the Administrator or its permitted Subcontractors; provided, however, that any representative appointed by the Reinsureds pursuant to this Section 2.6 who is not an officer, director or employee of the Reinsureds shall not have any conflict of interest with Administrator; provided, however, that any such monitoring shall be conducted at the sole expense of the Reinsureds.

ARTICLE III
COMPENSATION
     3.1 Compensation.
     (a) Except as otherwise provided in Section 4.2, Administrator agrees to perform the Administrative Services with respect to the Business Covered at its own expense and without any rights of reimbursement from Reinsureds, in consideration of Reinsureds having entered into the Master Transaction Agreement, the LPT Reinsurance Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged.
     (b) At the reasonable request of Administrator, Reinsureds agree to provide the technology and required databases listed on Schedule A-1 (the “Claims Administration System” or “CAS”) to Administrator for a period of one year from the Effective Date pursuant to the Transition Services Agreement. Administrator agrees to reimburse the Reinsureds for their actual costs for items or services associated in supplying Administrator with access to the CAS as provided in Schedule A-2.
     (c) At the reasonable request of Administrator, Reinsureds shall perform searches for policy, reinsurance and underwriting files of Reinsureds and shall provide copies and if necessary testimony with respect to, such policy, reinsurance and underwriting files, to Administrator. Administrator shall pay (i) Reinsureds’ reasonable hourly rates for the performance of such searches for policy, reinsurance and underwriting files, (ii) for all of the copies made pursuant to this Section 3.1(c) and (iii) Reinsureds’ reasonable hourly rates for time spent in connection with providing testimony as to these matters.
     (d) Reinsureds shall store and maintain closed claim files at their own expense and in accordance with the Reinsureds’ then current policy for storing and maintaining such closed claim files.
ARTICLE IV
ADMINISTRATIVE SERVICES
     4.1 Administrative Services.
     (a) In accordance with the terms of this Administrative Services Agreement, Administrator shall provide and perform all Administrative Services with respect to the Business Covered, including:
          (i) to adjust, handle, agree, settle, pay, compromise or repudiate any claims or any other liability, outgoing or expense;

          (ii) to commence, conduct, pursue, settle, appeal or compromise any legal arbitration or other proceedings whatsoever;
          (iii) to collect claim refunds, salvages and reinsurance recoveries;
          (iv) to agree to, or exercise any right to, set-off any claims against reinsurance recoveries or vice versa or to settle any balance of account owing to or from Reinsureds solely in relation to the Business Covered;
          (v) to agree, on behalf of Reinsureds, to fund the obligations of any third party in connection with any A&P Claim;
          (vi) to agree to any without prejudice payment or any other extra-contractual obligation of or on behalf of Reinsureds;
          (vii) to enter into any arrangements which Administrator considers will or may avoid or reduce any liability;
          (viii) to use the name of any Reinsureds in connection with the exercise of any or all of the powers conferred by this Administrative Services Agreement;
          (ix) to exercise any rights of subrogation or other rights of recovery, excluding any such rights to recover billed Retrospective Premiums;
          (x) to enter into discussions or negotiations with any insured or reinsured Person or their Representatives in connection with the Business Covered;
          (xi) to enter into, amend or cancel any arrangements or agreements with third parties, including in relation to the handling or collection of claims, debts or reinsurance recoveries;
          (xii) to retain and instruct lawyers, claims adjusters or other consultants or experts;
          (xiii) to administer the Business Covered that arises from those pool, syndicate, association or other sources set forth on Schedule B hereto (the “GRM Book of Business”) in accordance with the protocol set forth in Section 4.3;

          (xiv) to coordinate with Reinsureds on the handling of escheat claims; and
          (xv) to share information received from Reinsureds, including any information in their files and records, with other insurers, reinsurers, claimants and other Persons as may be necessary in the judgment of Administrator to carry out the Administrative Services.
     (b) The Administrative Services which will be undertaken by Administrator will include all matters relating to the administration, settlement and payment of claims arising under the Business Covered, together with all other matters required to give full effect to the terms of the LPT Reinsurance Agreement. Reinsureds shall have no authority to settle, commute or compromise any direct A&P Claim or any reinsurance claim arising from an A&P Claim, except with the consent of Administrator (which consent shall not be unreasonably withheld) and except with respect to claims brought by or against a Berkshire Owned Entity.
     4.2 Mixed Accounts.
     (a) The Parties acknowledge that an account with Reinsured Contracts may involve a claim or related claims that are in part or in whole not an Asbestos Claim or a Pollution Claim. An account with Reinsured Contracts which includes both A&P Claims and Non-A&P Claims is referred to in this Administrative Services Agreement as a “Mixed Account.” As used in this Section 4.2(a), “account” shall mean an insured or cedent under a Reinsured Contract.
          (i) For Mixed Accounts, the Parties shall meet as promptly as practicable and determine whether the administration of a Mixed Account shall be done by a single claim handler (the “Primary Handler”). In the event that the Parties fail to mutually agree to an account being administered by a Primary Handler, then such Mixed Account shall be administered pursuant to Section 4.2(a)(ii). The Parties agree that the accounts set forth on Schedule C hereto shall be handled by the designated Primary Handler.
          (ii) Subject to Section 4.2(a)(i), in the administration of Mixed Accounts, (A) Reinsureds shall administer such portions of the Mixed Account that relate to Non-A&P Claims, and (B) Administrator shall administer such portions of the Mixed Account that relate to A&P Claims. Administrator and Reinsureds shall establish and maintain an open channel of communication with each other with respect to the claims contained within each Mixed Account.

     (b) For Mixed Accounts administered by a Primary Handler, the Primary Handler shall review, analyze, process and collect all associated inward and outward reinsurance as well as perform all other Administrative Services necessary to adjust the claim and/or receive Third Party Reinsurance Recoverables or Other Recoveries, including distributions from any insolvent estate and any reinsurer for all agreed A&P Claims and Non-A&P Claims on the Mixed Account. Administrator and Reinsureds shall establish and maintain an open channel of communication with each other with respect to the claims contained within each Mixed Account, and shall cooperate with each other to resolve all such claims in a timely and efficient manner. The Primary Handler shall not have the authority to enter into any agreement to pay, in the aggregate, more than $1,000,000 in any Ultimate Net Loss allocable to the other Party without the prior consent of the other Party, which consent shall not be unreasonably delayed or withheld.
     (c) With respect to costs associated with administering a Mixed Account, the Primary Handler shall be reimbursed by the other Party for Direct Costs. All such Direct Costs shall be billed by the Primary Handler, to the other Party, on a quarterly basis. Upon receipt of a billing statement from the Primary Handler, which sets forth the Direct Costs, the other Party shall reimburse the Primary Handler within thirty (30) calendar days. “Direct Costs” as referenced herein refers to the salary and benefits of the claims handler (which benefits will be calculated at thirty percent (30%) of salary) for the actual hours devoted by that claims handler to the Mixed Account.
     (d) To the extent practicable, all payments, in a Mixed Account claim, for indemnity for bodily injury or property damage for an individual plaintiff shall be allocated among the Parties based upon the actual cause of the injury or damage for such plaintiff, identified at the time of settlement or judgment. If information as to the actual cause of injury or damage is unclear or unavailable, then indemnity payments shall be allocated among the Parties based upon the best available information within one year after the settlement or judgment as to any claims in such account. Such indemnity payments will be billed as they are incurred. Upon receipt of a billing statement from the Primary Handler for such indemnity payments, the other Party shall reimburse the Primary Handler within thirty (30) calendar days without prejudice to either Party’s right to adjust any allocation within one year of the settlement or judgment.
     (e) In the event that Allocated Loss Adjustment Expenses or Declaratory Judgment Expenses are incurred for Mixed Accounts, and allocation to specific claims is not practicable, then such expense payments shall be provisionally allocated among the Parties, on an equitable basis, in accordance with each Party’s respective financial exposure to the claims in question. Such expense payments will be billed as they are incurred and shall be without prejudice to either Party’s right to adjust any allocation in accordance with the manner indemnity payments have been allocated up to one year after settlement or judgment as to any claims in the account. Upon receipt of a billing statement from the Primary Handler for such expense payments, the other Party shall reimburse the Primary Handler within thirty (30) calendar days.
     (f) In the event that a claim arises subject to Section 4.2(d) and Section 4.2(e), above, the Parties shall use reasonable best efforts to obtain the data and information required to establish accurate allocations among the Parties. Notwithstanding the foregoing, prior the Closing Date, the Parties may establish mutually agreed upon protocols for certain accounts and such protocols may set forth alternative allocations arrangements with respect to each such account.
     4.3 GRM Book of Business.
          In the administration of the GRM Book of Business, the Parties shall allocate indemnity payments, Allocated Loss Adjustment Expenses and Declaratory Judgment Expenses as follows:
     (a) In the event that the manager of a GRM Book of Business delivers a bill that allocates as between A&P Claims and Non-A&P Claims (an “Allocated Bill”), the Parties shall defer to the allocations set forth in the Allocated Bill.
     (b) In the event that no Allocated Bill pursuant to Section 4.3(a), above, is received, the Administrator shall use reasonable best efforts to obtain, from the manager of a GRM Book of Business, data and information required to establish an equitable allocation between A&P Claims and Non-A&P Claims among the Parties.
     (c) In the event that (i) no Allocated Bill pursuant to Section 4.3(a), above, is received, and (ii) reasonably satisfactory data cannot be obtained pursuant to Section 4.3(b), above, the allocation between A&P Claims and Non-A&P Claims shall be in proportion to the manner in which the GRM Book of Business actuarial report has estimated its ultimate liability for A&P Claims and Non-A&P Claims.
     (d) In the event that information required to make an allocation pursuant to this Section 4.3 is not forthcoming within ninety (90) calendar days of receipt of a bill, such allocation shall be made on an interim and without prejudice basis in proportion to the prior allocation for such GRM Book of Business exposure.

     4.4 Extracontractual Damages.
     (a) Extracontractual Damages covered under the LPT Reinsurance Agreement shall be paid by Administrator and any such payments shall be applied against the LPT Limit.
     (b) For the avoidance of doubt, notwithstanding anything to the contrary in this Administrative Services Agreement, any liability of Reinsureds or a CNA Insurer for the intentional and malicious acts or omissions of its employees, officers or directors (as so determined by final adjudication by any Order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the Parties) shall be paid by such Reinsureds or CNA Insurer and any such payment shall not affect the LPT Limit.
     (c) For the avoidance of doubt, notwithstanding anything to the contrary in this Administrative Services Agreement, any liability of Administrator as a result of its intentional and malicious acts or omissions of its employees, officers or directors (as so determined by final adjudication by any Order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the Parties) shall be paid by Administrator; provided, however, any such payment shall not affect the LPT Limit.
     4.5 Conflict of Interest.
     (a) Subject to Section 4.5(b) below, whenever a claim arises: (i) by, or from, Reinsureds against (A) Berkshire or any insurer, reinsurer or other company that is a direct or indirect Subsidiary of Berkshire (each, a “Berkshire Owned Entity”), or (B) a Berkshire Owned Entity or any insurer, reinsurer or other company that is one hundred percent reinsured by a direct or indirect Subsidiary of Berkshire (each, a “Berkshire Controlled Entity”), or (C) that involve Administrator or another Berkshire Controlled Entity as an administrator for a third party, or (ii) against Reinsureds by, or from, (A) a Berkshire Owned Entity, or (B) a Berkshire Controlled Entity, or (C) that involve Administrator or another Berkshire Controlled Entity as an administrator for a third party, Administrator agrees that it will handle such claims under this Administrative Services Agreement in good faith and with due regard for the singular interests of Reinsureds. At Reinsureds’ discretion, Reinsureds may direct Administrator in the administration of any claim (i) by, or from, a Berkshire Owned Entity against Reinsureds or (ii) against a Berkshire Owned Entity by, or from, Reinsureds.
     (b) In the event of the occurrence of a conflict of interest, pursuant to this Section 4.5, involving (i) a Berkshire Controlled Entity, (ii) any claim by, or from, a Berkshire Owned Entity against Reinsureds, or (iii) any claim against a Berkshire Owned Entity by, or from, Reinsureds, Administrator shall obtain the Reinsureds’ prior approval before committing to a resolution of such conflicted matter, which such approval shall not be unreasonably delayed or withheld. For the avoidance of doubt, all liabilities, fees, costs and expenses associated with the administration of such Third Party Reinsurance Agreements and any payments and recovery under such Third Party Reinsurance Agreements shall be covered by the LPT Reinsurance Agreement.

ARTICLE V
CLAIMS HANDLING SERVICES
     5.1 Claims Handling Services.
          The Administrative Services shall include, as necessary and appropriate, all functions relating to the handling of A&P Claims, including those functions set forth in this Section 5.1.
          (a) Administrator shall acknowledge, consider, review, investigate, deny, settle, pay or otherwise dispose of each A&P Claim. Administrator shall pay, using its own funds, A&P Claims and associated expenses as Ultimate Net Loss under the LPT Reinsurance Agreement and subject to the terms of the LPT Reinsurance Agreement.
          (b) Without limiting paragraph (a) of this Section 5.1, Administrator shall:
          (i) establish, maintain and organize A&P Claim files and maintain and organize other A&P Claims-related records;
          (ii) review all A&P Claims and determine whether the claimant is eligible for payment and if so, the nature and extent of such payment;
          (iii) maintain trained claims personnel;
          (iv) maintain a complaint log with respect to the Reinsured Contracts in accordance with applicable requirements of Governmental Authorities and provide a copy of such log upon Reinsureds’ request;
          (v) gather all information necessary for Reinsureds to comply with regulatory reporting requirements related to A&P Claims detail, including Medicare Set Aside reporting;
          (vi) respond promptly to all written or oral A&P Claims-related communications that Administrator reasonably believes to require a response; and

          (vii) in accordance with Articles VII and XI hereof, respond to, or assist Reinsureds’ in responding to, regulatory and legal matters to the extent such matters relate to A&P Claims.
ARTICLE VI
ADMINISTRATION OF THIRD PARTY REINSURANCE AGREEMENTS
     6.1 Third Party Reinsurance Administration.
          The Administrative Services provided by Administrator with respect to the Third Party Reinsurance Agreements with respect to the Business Covered shall include the following:
     (a) administer and collect, on behalf of and in the name of the applicable Reinsureds, Third Party Reinsurance Recoverables and Other Recoveries due in respect of the Reinsured Liabilities in accordance with the contractual terms of the applicable Third Party Reinsurance Agreements and Reinsured Contracts in a commercially reasonable manner consistent;
     (b) cede all A&P Claims in the first instance to the applicable Third Party Reinsurance Agreements before ceding such claims to the LPT Reinsurance Agreement; provided, however, that Administrator may not cede any such claims to Third Party Reinsurance Agreements whose aggregate limits have been exhausted;
     (c) provide all necessary litigation functions with respect to the Third Party Reinsurance Agreements;
     (d) initiate Legal Proceedings in the name of the applicable Reinsureds in those instances where such action is necessary in order for the applicable Reinsureds to enforce or protect its rights under the Third Party Reinsurance Agreements in respect of the Business Covered;
     (e) consult with Reinsureds in the filing of proofs of claim in any insolvent estate or scheme of arrangement;
     (f) comply with any applicable notice requirements under the Third Party Reinsurance Agreements; and

     (g) perform other certain administrative functions relating to the Third Party Reinsurance Agreements with respect to the Business Covered as agreed to the Parties from time to time.
          In determining the amount of the Third Party Reinsurance Recoverables, there shall first be deducted from any amount recovered the out-of-pocket expenses incurred in effectuating the recovery (including, without limitation, all court, arbitration, mediation or other dispute resolution costs, attorneys’ fees and expenses, but excluding overhead, salaries and expenses of officers and employees of Reinsureds and similar internal costs), except to the extent otherwise paid or reimbursed by Reinsurers hereunder.
     6.2 Collateral.
     With prior notice to the applicable Reinsureds, Administrator shall have the authority to secure any letter of credit or other funds held as appropriate under third party contracts and draw upon any letter of credit, trust, funds withheld, offset or take any action in the name of Reinsureds in relation to any collateral security maintained in the name, or on behalf, of such Reinsureds under the Third Party Reinsurance Agreements.
     6.3 Commutations.
     Notwithstanding any other provision of this Administrative Services Agreement to the contrary, no Party shall have authority to commute any Third Party Reinsurance Agreements which relates to the Business Covered without the written consent of the other Party.
     6.4 Collection of Third Party Reinsurance Recoverables.
     Administrator shall have the authority to decide not to collect Third Party Reinsurance Recoverables solely related to the Business Covered that Administrator deems uncollectible; provided, however, that Administrator shall not decide to forego the collection of any Third Party Reinsurance Recoverable that involves a Mixed Account claim that it is administering without the prior written consent of Reinsureds. Reinsureds shall not decide to forgo the collection of any Third Party Reinsurance Recoverable that involves a Mixed Account claim that it is administering without the prior written consent of the Administrator.
     6.5 Third Party Reinsurance Allocation Agreement.
     The Parties acknowledge that amounts recoverable under the Third Party Reinsurance Agreements will be allocable to Administrator for the Business Covered and to the Reinsureds for all other claims in accordance with the terms of the Third Party Reinsurance Allocation Agreement.

ARTICLE VII
REGULATORY COMPLIANCE AND REPORTING
     7.1 Regulatory Filings and Examinations.
     (a) Commencing on the Effective Date, Administrator shall take all necessary action within its control so that Reinsureds, solely with respect to the Business Covered, satisfy all current and future informational reporting and any other requirements imposed by any Governmental Authority. Without limiting the foregoing, Administrator shall timely prepare such reports and summaries, including statistical summaries, as are necessary to satisfy any requirements imposed by a Governmental Authority upon Reinsureds with respect to the Business Covered. In addition, Administrator, upon Reinsureds’ reasonable request, shall promptly provide to such Reinsureds copies of all existing records relating to the Reinsured Contracts and Third Party Reinsurance Agreements (including, with respect to records maintained in machine readable form, hard copies) that are necessary to satisfy such requirements.
     (b) Administrator shall reasonably assist Reinsureds and cooperate with Reinsureds in doing all things necessary, proper or advisable in connection with any and all market conduct or other examinations by Governmental Authorities relating to the Business Covered.
     (c) Any reports or other materials required to be prepared by Administrator under this Section 7.1 shall be prepared on a timely basis in order for Reinsureds to comply with any filing deadlines required by contract or by Reinsureds’ internal procedures and policies, in each case to the extent previously provided to Administrator with sufficient advance notice thereof and reasonably consistent with Administrator’s own internal systems and procedures, or by Applicable Law. All such reports shall include such information as may reasonably be required by Reinsureds, as applicable, and shall be provided in a form, electronic or otherwise, as is reasonably requested by Reinsureds, as applicable.
ARTICLE VIII
OTHER REPORTING OBLIGATIONS
     8.1 Financial Reporting Obligations.
          Administrator shall assume the reporting and accounting obligations set forth in this Section 8.1.

     (a) On an annual basis, Administrator shall prepare, or have prepared, an actuarial analysis of the Reserves related to the Business Covered on a gross, ceded and net basis prior to the application of the LPT Reinsurance Agreement (“Administrator’s Actuarial Report”). The Administrator’s Actuarial Report shall include both (i) an analysis of gross, ceded and net Reserves prior to the application of the LPT Reinsurance Agreement, prepared by a qualified actuary with a Fellow of the Casualty Actuarial Society designation in accordance with all applicable actuarial standards, and (ii) the Administrator’s documentation and rationale supporting how the actuary’s analysis was used in making decisions pertaining to estimates of Ultimate Net Losses for Business Covered. Administrator shall provide to Reinsureds a copy of the Administrator’s Actuarial Report no later than November 1st of each year.
     (b) On an annual basis, Administrator shall provide to Reinsureds a current estimate of the ultimate exposure for Loss and expenses (which estimate shall include paid loss, paid Allocated Loss Adjustment Expenses, paid Declaratory Judgment Expense, loss reserves, Allocated Loss Adjustment Expenses reserves and Declaratory Judgment Expense reserves) related to the Business Covered, by account, on a gross, ceded and net basis prior to the application of the LPT Reinsurance Agreement.
     (c) Administrator shall allow Reinsureds and their Representatives access to Administrator’s actuarial and claims personnel, documentation, systems and records to the extent required by Reinsureds in order to complete their review of the Administrator’s Actuarial Report and complete the Reinsureds’ actuarial report (the “Reinsureds’ Actuarial Report”) and statutory actuarial opinion.
     (d) Subject to an early processing systems cut-off date that is mutually agreed upon by the Parties, within two (2) Business Days after the end of each quarter, Administrator shall deliver to Reinsureds a quarterly data file (each a “Quarterly Data File”), substantially in the form set forth in Schedule D hereto, as required for financial reporting and other purposes, including requisite coding necessary for all statutory reporting obligations; it being understood that the initial Quarterly Data File shall be for the period from the Effective Date to the last day of the quarter in which this Administrative Services Agreement is executed.
     (e) In addition to the reports described in paragraphs (a) through (d) of this Section 8.1, the Parties agree that Administrator shall provide Reinsureds information related to the Business Covered under the Reinsured Contracts and/or Third Party Reinsurance Agreements and copies of any other reports that are produced by Administrator.
     (f) Solely for the purposes of determining (i) the Required Amount in a Reinsurance Credit Event, (ii) the Security Amount in a Collateral Triggering Event or (iii) if the Administrator may exercise its withdrawal rights pursuant to Section 6.2(c) of the Collateral Trust Agreement, Administrator may request, from time to time during the term of this Administrative Services Agreement, a copy of the Reinsureds’ Actuarial Report for the purpose of reviewing the Reinsureds’ calculation of Reserves. Upon receipt of such request, Reinsureds shall provide a copy of the most recent available Reinsureds’ Actuarial Report as promptly as possible to Administrator. If Administrator objects to the Reinsured’s calculation of Reserves for the purposes set forth in this Section 8.1(f)(i)-(iii), above, the Parties shall retain either Milliman Inc. or Towers Watson or, if both firms refuse to act in such capacity, such other nationally recognized independent actuarial firm as may be agreed by the Parties, to conduct a review of the calculation of the Reserves set forth in such Reinsureds’ Actuarial report, and to prepare a report setting forth its findings and conclusions on such matter. The fees, costs and expenses of retaining such an actuarial firm shall be allocated by the actuarial firm between the Parties in accordance with the actuarial firm’s judgment as to the relative merits of the Parties’ proposals in respect of the disputed items.
     8.2 Change in Status.
     (a) Administrator shall (a) notify Reinsureds in writing promptly following (i) the public announcement of entry into any agreement that would result in a majority of the capital stock of Administrator no longer being owned or controlled, directly or indirectly, by Berkshire (or its successor) or (ii) the adoption of any plan to liquidate, merge or dissolve Administrator and (b) obtain the prior written consent of Reinsureds prior to the sale or transfer of assets of Administrator or any of its Affiliates that would render Administrator unable to perform its obligations under this Administrative Services Agreement. Twenty (20) calendar days prior to the closing of any transaction contemplated by sub-clause (a) in the preceding sentence, the successor or survivor of the transaction shall reaffirm in writing its obligations under this Administrative Services Agreement in writing to Reinsureds.
     (b) Administrator shall notify Reinsureds in writing prior to any material change to its claims handling personnel or operations.
     8.3 Administrator Controls.
          Administrator represents that during the term of this Administrative Services Agreement it will continue to maintain its accounting and oversight controls with respect to its operations consistent with the requirements under the Sarbanes-Oxley Act of 2002 (as that statute may be amended from time to time) and with past practice, to the extent consistent with Applicable Law and taking into consideration the wind-down of the Business Covered. Administrator shall provide Reinsureds with documentation supporting such compliance upon the request of Reinsureds.

ARTICLE IX
BOOKS AND RECORDS
     9.1 Transfer and Ownership of Books and Records.
     In accordance with Section 5.7 of the Master Transaction Agreement, prior to Closing, the Parties shall in good faith agree upon a protocol to (a) transfer to Administrator the Books and Records following the Closing and/or (b) provide Administrator with reasonable access to the Books and Records during normal business hours following the Closing. Notwithstanding the foregoing, Reinsureds shall retain legal ownership of such Books and Records and shall be entitled to retain one or more copies and/or originals of such Books and Records. With respect to any Books and Records which are archived, the Parties agree that Reinsureds shall not be required to transfer such archived Books and Records to Administrator at the Closing, but instead shall provide Administrator with reasonable access to such archived Books and Records. At any time following the Closing, Reinsureds shall transfer all or a portion of the archived Books and Records to Administrator upon Administrator’s reasonable request.
     9.2 Maintenance of Books and Records.
     Administrator shall maintain (including, backing up its computer files, and maintaining facilities and procedures for safekeeping and retaining documents) Books and Records (which term, for purposes of this Administrative Services Agreement if the context requires, shall include (i) any such material developed after the date hereof by a Party or its Affiliates and (ii) any archived Books and Records) of all transactions pertaining to the Business Covered in accordance with the record retention requirements in effect from time to time for Administrator’s business not covered by this Administrative Services Agreement.
     9.3 Access to Books Records.
     (a) Administrator and Reinsureds shall each make the Books and Records (which term, for purposes of this Administrative Services Agreement if the context requires, shall include (i) any such material developed after the date hereof by a Party or its Affiliates and (ii) any archived Books and Records) in its possession or under its control reasonably available to Reinsureds or Administrator, as applicable, or their Representatives during normal office hours for such auditing or any other purposes related to the LPT Reinsurance Agreement or this Administrative Services Agreement as Reinsureds or Administrator, as applicable, may require. Reinsureds or Administrator, as applicable, shall, at their own expense, be entitled to make copies of the Books and Records for these purposes. Administrator will provide all needed information, including access to claim files and personnel, for the purpose of periodically updating actuarial studies of gross liabilities of the Business Covered. This obligation shall survive the expiration of this Administrative Services Agreement and shall continue for so long as Administrator may have any liability arising under this Administrative Services Agreement or the LPT Reinsurance Agreement.
     (b) Administrator shall make the Books and Records and its personnel reasonably available at any such location and manner as may be required by the terms of any Third Party Reinsurance Agreement.
     (c) The Books and Records shall at all reasonable times be open for inspection by Administrator (where such Books and Records are being kept by Reinsureds) and by Reinsureds (where such Books and Records are being kept by Administrator) and (in each case) their respective Representatives during normal business hours and on reasonable notice, for such auditing or other purposes as Administrator or Reinsureds may require. Administrator shall permit Reinsureds and their Representatives, and Reinsureds shall permit Administrator and its Representatives, to make copies of such Books and Records. This obligation shall survive the expiration of this Administrative Services Agreement and continue for so long as Administrator may have any liability arising under this Administrative Services Agreement or the LPT Reinsurance Agreement.
     (d) Upon Administrator’s reasonable request, Reinsureds shall transfer to Administrator any archived Books and Records that Administrator requests pertaining to the Business Covered.
     (e) Administrator shall not, and shall cause its Affiliates to not, dispose of, alter or destroy any Books and Records related to A&P Claims or other relevant materials other than in accordance with Administrator’s books and records retention policies as may be in effect from time to time, but in no event will Administrator dispose of, alter or destroy, or cause or permit any of its Affiliates to dispose of, alter or destroy, any such Books and Records or other relevant materials (i) prior to the seventh anniversary of the Closing and (ii) without providing Reinsureds with advance written notice and the opportunity to take possession of such Books and Records.
     (f) Notwithstanding any other provision of this Section 9.3, a Party shall not be obligated to provide such access to any Books and Records, employees or information if such Party determines, in its reasonable judgment, that doing so would violate Applicable Law or a contract, agreement or obligation of confidentiality owing to a third party; provided, however, that the Parties requesting access shall have the right to require such other Party to use its commercially reasonable efforts to take steps in order to provide such access without causing such violations.

ARTICLE X
INABILITY TO PERFORM SERVICES; ERRORS
     10.1 Capacity.
     (a) Administrator shall at all times maintain all necessary licenses, authorizations, permits and qualifications from Governmental Authorities under Applicable Laws that Administrator is required to maintain in order to perform the Administrative Services in the manner required by this Administrative Services Agreement.
     (b) Subject to Section 2.5 of this Administrative Services Agreement and to the terms of the Transition Services Agreement, Administrator shall at all times maintain sufficient facilities and trained personnel of the kind necessary to perform its obligations under this Administrative Services Agreement in accordance with the performance standards set forth herein.
     (c) Administrator may carry out its obligations under this Article X through Resolute Management Inc.
     10.2 Inability to Perform Services.
     In the event that Administrator shall be unable to perform normal and routine services as required by this Administrative Services Agreement for any reason for a period that can reasonably be expected to exceed thirty (30) calendar days, Administrator shall provide notice to Reinsureds of its inability to perform the services and shall cooperate with Reinsureds in obtaining an alternative means of providing such services. Administrator will be responsible for all costs incurred in restoring services except in cases where such inability to provide services results solely from Reinsureds failure to provide the Claims Administration System in accordance with the terms of the Transition Services Agreement, in which case Reinsureds shall be responsible for all costs reasonably incurred by Administrator in restoring services.
     10.3 Errors.
     Administrator shall, at its own expense, use commercially reasonable efforts to correct any errors in Administrative Services caused by it as soon as practicable after discovering such error or receiving notice thereof from Reinsureds or other Person.

ARTICLE XI
LEGAL ACTIONS
     11.1 Regulatory Proceedings.
     (a) If Reinsureds or Administrator receives notice of, or otherwise becomes aware of, any regulatory investigation, examination or proceeding or other significant inquiry relating to the Reinsured Contracts and Third Party Reinsurance Agreements, Reinsureds (to the extent pertaining to the Business Covered) or Administrator, as applicable, shall promptly notify the other Party. Unless Reinsureds choose to delegate responsibility to Administrator with respect to a specific matter, Reinsureds shall respond to and resolve all regulatory matters and regulatory investigations, examinations, inquiries and proceedings relating to the Business Covered with the full assistance and cooperation of Administrator.
     (b) Notwithstanding anything to the contrary contained in this Administrative Services Agreement, neither Reinsureds nor Administrator shall have the authority to institute, prosecute or maintain any regulatory proceedings on behalf of the other Party without the prior written consent of such other Party.
     11.2 Notification Requirements.
     (a) If Reinsureds or Administrator receives notice of any litigation, arbitration, declaratory judgment or other legal proceeding against a Party to this Administrative Services Agreement that has been instituted either under, arising out of, or relating to any Reinsured Contract or Third Party Reinsurance Agreement in respect to the Business Covered, Reinsureds or Administrator, as applicable, shall promptly notify the other Party.
     (b) Administrator shall promptly notify Reinsureds in writing of any potential loss from an A&P Claim, set of interrelated A&P Claims, or a single account, which is reasonably likely to involve a loss, on a gross of third party ceded reinsurance basis, in the amount of $10,000,000 or greater. Administrator shall provide Reinsureds with quarterly progress reports regarding such A&P Claims or accounts.
     (c) At least ten (10) calendar days prior to making any third-party reinsurance cession of over $10,000,000, Administrator shall provide a draft copy of the billing to Reinsureds.
     (d) Administrator shall promptly notify Reinsureds in writing whenever a Berkshire Controlled Entity is an opposing party in any litigation, arbitration, declaratory judgment or other legal proceeding against Reinsureds that has been instituted either under, arising out of, or relating to any Reinsured Contract or Third Party Reinsurance Agreement in respect to the Business Covered.
     (e) Administrator shall promptly notify Reinsureds in writing of any events that constitute a Reinsurance Credit Event.
     11.3 Right to Associate.
          Administrator shall prosecute or defend, at its own expense pursuant to the terms of this Administrative Services Agreement and the LPT Reinsurance Agreement and in the name of the applicable Reinsureds when necessary, any litigation, arbitration or other legal proceeding brought on any Reinsured Contract or Third Party Reinsurance Agreement with respect to the Business Covered. Administrator, when so requested, shall afford Reinsureds an opportunity to be associated with Administrator, at the expense of Reinsureds, in the defense of any claim, suit or proceeding involving the Business Covered and the Parties shall cooperate in every respect in the prosecution or defense of such claim, suit or proceeding. Any recovery for the benefit of Reinsureds shall be first used to reimburse Administrator for its expenses in connection with the proceedings and the remainder used as a recovery under the terms of the LPT Reinsurance Agreement.
ARTICLE XII
BANK ACCOUNTS
     12.1 Bank Accounts.
     (a) As soon as reasonably practicable after the Effective Date, Administrator shall open and maintain accounts into and out of which all payments due from Administrator under the LPT Reinsurance Agreement shall be paid and all recoverables due Administrator under the LPT Reinsurance Agreement shall be received (the “Administrative Accounts”).
     (b) Administrator may open and maintain such bank accounts in its own name as it may require in relation to the provision of the Administrative Services, and Reinsureds hereby authorize all payments to be made from and all recoveries paid to such accounts in connection with the provision of the Administrative Services.
     (c) Reinsureds and Administrator shall cooperate in procuring that, as soon as reasonably practicable, following the Effective Date, changes to the instruction and finance systems are made so as to enable payments and recoveries to be paid into and from the Administrative Accounts. All costs of changes will be paid by Administrator.

To the extent that payments and recoveries are made after the Effective Date from accounts held by Reinsureds, Reinsureds and Administrator shall cooperate in setting up reimbursement procedures for payment of amounts due between the Administrator and Reinsureds.
ARTICLE XIII
     COOPERATION
     13.1 Cooperation.
     The Parties shall cooperate in a commercially reasonable manner in order that the duties assumed by Administrator will be effectively, efficiently and promptly discharged, and will not take any actions which would frustrate the intent of the transactions contemplated by this Administrative Services Agreement, the Master Transition Agreement, the LPT Reinsurance Agreement or any other Ancillary Agreements. Each Party shall, at all reasonable times under the circumstances, make available to the other Party properly authorized personnel for the purpose of consultation and decision.
     13.2 Relationship Management.
     In the interest of effective effectuation of this Administrative Services Agreement, the Parties will seek in good faith to have primary communications regarding documents, records, and request for information under this Administrative Services Agreement be made through the following authorized Representatives:

For Administrator:

Brian G. Snover
Vice President and General Counsel
Berkshire Hathaway Reinsurance Division
100 First Stamford Place
Stamford, CT 06902
Fax: (203) 363-5221

For Reinsureds:

Michael P. Warnick
Senior Vice President and Deputy General Counsel
CNA Financial Corporation
333 S. Wabash Avenue
Chicago, IL 60604
Fax: (312) 755-2479

          Any Party may change its Representative pursuant to this Section 13.2 on fifteen (15) calendar days’ advance notice in writing to the other Parties.
ARTICLE XIV
DURATION; TERMINATION
     14.1 Duration.
          This Administrative Services Agreement shall commence on the date of its execution and shall continue until it is terminated under Section 14.2.
     14.2 Termination.
     (a) Subject to the provisions regarding survivability set forth in Section 14.4 hereof, this Administrative Services Agreement shall terminate:
          (i) at any time upon the mutual written consent of the Parties, which writing shall state the effective date of termination, and consistent with Section 14.3 hereof, shall set forth in reasonable detail the procedure for transferring the Administrative Services to Reinsureds or their designee;
          (ii) automatically upon termination of Administrator’s liability under the LPT Reinsurance Agreement. Under all circumstances Administrator’s liability under this Administrative Services Agreement shall cease at the close of the Business Day on which Administrator has paid an Ultimate Net Loss equal to the LPT Limit;
          (iii) at the option of Reinsureds, upon written notice to Administrator, if Administrator becomes subject to dissolution, liquidation, conservation, rehabilitation, bankruptcy, statutory reorganization, receivership, compulsory composition, or similar proceedings in any jurisdiction, or if creditors of Administrator take over its management, or if Administrator otherwise enters into any arrangement with creditors, or makes an assignment for the benefit of creditors, or if any significant part of Administrator’s undertakings or property is impounded or confiscated by action of any Governmental Authority.
     (b) In the event that this Administrative Services Agreement is terminated pursuant to Section 14.2(a)(iii), Reinsureds shall promptly select a third-party administrator reasonably acceptable to Administrator to perform the Administrative Services.
     (c) Following any termination of this Administrative Services Agreement by Reinsureds pursuant to Section 14.2(a)(iii), Administrator shall reimburse Reinsureds for any reasonable out-of-pocket costs arising as a result of such termination, including, without limitation, (i) the cost of transitioning the Administrative Services to a substitute provider of Reinsureds, (ii) any fees paid to any such substitute provider and (iii) any reasonable costs incurred by Reinsureds with respect to the Administrative Services after termination of this Administrative Services Agreement subject to the LPT Reinsurance Agreement continuing to be unexhausted.
     14.3 Certain Actions Related to Termination.
     (a) In the event that (x) either of the Parties reasonably determines that the aggregate Ultimate Net Loss incurred by Administrator under the LPT Reinsurance Agreement on a paid basis is reduced to one billion dollars ($1,000,000,000) or (y) any notice of termination is given under either the LPT Reinsurance Agreement or this Administrative Services Agreement, then, upon the request of Reinsureds:
          (i) Reinsureds and Administrator shall negotiate in good faith a services agreement (the “Reverse Transition Services Agreement”) containing terms and conditions mutually acceptable to the Parties, whereby Administrator and its Affiliates will provide, at actual cost (exclusive of any overhead allocation), all transition or administrative services reasonably necessary or appropriate in order to transition the administration of the A&P Business to Reinsureds, which services will be provided for a period of not less than one (1) year following the termination or expiration of this Administrative Services Agreement.
          (ii) Administrator shall provide to Reinsureds a true and complete list of each employee of Administrator or its Affiliates who is primarily dedicated to the administration of the A&P Business, including each such employee’s classification, hire date, department function, office location, current annual salary and most recent annual bonus target. Administrator shall provide updates to such list from time to time upon the reasonable request of Reinsureds, and shall reasonably cooperate with and assist Reinsureds in connection with making offers of employment to any such employees for employment commencing on or after the termination or expiration of this Administrative Services Agreement.
          (iii) To ensure an effective transition and transfer of the administration of the A&P Business, Administrator shall, and shall cause its Affiliates and their respective Representatives to, fully cooperate and work with Reinsureds in transition planning and implementation. Reinsureds shall reimburse Administrator for any out of pocket expenses incurred by Administrator or its Affiliates in connection with any actions undertaken by Administrator at the request of Reinsureds in transitioning the administration of the A&P Business to Reinsureds.
     (b) Unless otherwise agreed to by the Parties, upon the termination or expiration of this Administrative Services Agreement, Administrator shall, and shall cause each of its Affiliates, to, promptly transfer to Reinsureds, or their designee, originals or copies of all Books and Records in the possession or control of such Persons.
     (c) Unless otherwise agreed to in writing by the Parties, from and after the termination or expiration of this Administrative Services Agreement, Administrator shall, and shall cause its Affiliates and their respective Representatives to, fully cooperate with Reinsureds in connection with transitioning the administration of the A&P Business to Reinsureds or their designee, including in connection with any regulatory or tax audits or proceedings relating to any period during which Administrator was providing services pursuant to this Administrative Services Agreement.
     (d) If requested by Reinsureds pursuant to Section 14.3(b), upon the termination or expiration of this Administrative Services Agreement, Administrator and Reinsureds shall execute and deliver the Reverse Transition Services Agreement.
     14.4 Survival.
     The provisions of Section 9.3, paragraphs (b) and (c) of Section 14.2, Section 14.3, Section 14.4, Article XV, Article XVII, and Sections 19.1, 19.7, 19.10 and 19.12 shall survive the termination of this Administrative Services Agreement.
ARTICLE XV
CONFIDENTIALITY; PRIVACY REQUIREMENTS
     15.1 Definitions.
          The following terms, when used in this Administrative Services Agreement, shall have the meanings set forth in this Section:
     (a) As used herein, “Confidential Information” means any information of Administrator or Reinsureds that is not generally known to the public and at the time of disclosure is identified, or would reasonably be understood by the receiving Party to be proprietary or confidential, whether or not so marked and whether disclosed in oral, written, visual, electronic or other form, and to which the receiving Party (or its contractors or agents) has access to in connection with this Administrative Services

Agreement. For purposes of clarification, Confidential Information includes: (i) business plans, strategies, forecasts, projects and analyses; (ii) financial information and fee structures; (iii) business processes, methods and models; (iv) employee and supplier information; (v) product and service specifications; (vi) manufacturing, purchasing, logistics, sales and marketing information; (vii) methods and training materials; and (viii) the terms and conditions of this Administrative Services Agreement, and in the case of Reinsureds, also includes (A) information about or owned by Reinsureds’ customers, insureds, or claimants; (B) information treated or defined as confidential under the Reinsureds’ standards; (C) Reinsureds’ data and Personal Information; and (D) the CAS.
     (b) “Nonpublic Personal Information” is as defined in Title V of the Financial Modernization Act (the Gramm-Leach-Bliley Act) (15 U.S.C.6801 et seq.) and related Applicable Law. Nonpublic Personal Information is individually identifiable financial and medical or health-related information, including application, policy, or claim information; social security numbers, personal financial information, health information; medical records; and names or lists of individuals derived from nonpublic personally identifiable information becoming known by Administrator through the performance of its obligations under this Administrative Services Agreement.
     (c) “Personal Information” shall mean any information about an individual, in whatever form received or created, whether prepared by Administrator, Reinsureds or otherwise, that contains or otherwise reflects information that identifies or about which there is a reasonable basis to believe can be used to identify the individual. Personal Information includes Nonpublic Personal Information.
     15.2 Obligations.
          The receiving Party will use the same care and discretion to avoid disclosure, publication or dissemination of any Confidential Information received from the disclosing Party as the receiving Party uses with its own similar information that it does not wish to disclose, publish or disseminate (but in no event less than a reasonable degree of care). The receiving Party will: (a) use the disclosing Party’s Confidential Information only for the purpose for which it is disclosed in connection with the performance of its obligations under this Administrative Services Agreement or the full enjoyment of its rights hereunder; and (b) not disclose the disclosing Party’s Confidential Information except to: (i) its employees, agents and contractors, who have a need to know such Confidential Information in connection with the performance of its obligations under this Administrative Services Agreement or the full enjoyment of its rights hereunder who have executed agreements obligating them to keep the Confidential Information confidential, (ii) its legal, financial or other professional advisors as reasonably necessary to provide or benefit from the Administrative Services, (iii) an Affiliate of Reinsureds in connection with the use or receipt of Administrative Services by such Affiliate pursuant to this Administrative Services Agreement, or (iv) an Administrator Affiliate, Subcontractor and/or employees of approved Subcontractor, in each case, solely in connection with and as required by their performance of Administrative Services. The receiving Party shall ensure that any Affiliates, Subcontractors, advisors and any other third parties to whom Confidential Information is disclosed hereunder have signed an agreement with the same or similar confidentiality obligations as set forth herein. The receiving Party is liable for any unauthorized disclosure or misappropriation of Confidential Information by any of its personnel, agents, Subcontractors or advisors. The receiving Party will promptly report to the disclosing Party any breaches in confidentiality of which it is aware that may materially affect the disclosing Party and specify the corrective action taken. Administrator will not commingle the Confidential Information or Personal Information of Reinsureds with any other personal or confidential information.
15.3	Exceptions to Confidential Treatment.
     (a) General. Except with respect to Personal Information of Reinsureds, this Administrative Services Agreement imposes no obligation upon either Party with respect to information that: (i) the receiving Party possessed prior to disclosure by the disclosing Party, without an obligation of confidentiality; (ii) is or becomes publicly available without breach of this Administrative Services Agreement by the receiving Party; (iii) is or was independently developed by the receiving Party without the use of any Confidential Information of the disclosing Party other than in connection with the Administrative Services; (iv) is or was disclosed by the disclosing Party without imposing any obligation of confidentiality on the receiving Party; or (v) is or was received by the receiving party from a third party that does not have an obligation of confidentiality to the disclosing party or its Affiliates.
     (b) Required Disclosure. If either party is requested or required to disclose Confidential Information of the other pursuant to any judicial or administrative process, then such receiving party shall, to the extent it may legally do so, promptly notify the other party in writing of such request or requirement. The party whose Confidential Information is requested or required to be disclosed shall either: (i) promptly seek protective relief from such disclosure obligation, or (ii) direct the receiving party to comply with such request or requirement. The receiving party shall cooperate with efforts of the disclosing party to maintain the confidentiality of such information or to resist compulsory disclosure thereof, to the extent it may legally do so, but any costs incurred by the receiving party shall be reimbursed by the disclosing party. If, after a reasonable opportunity to seek protective relief, such relief is not obtained by disclosing party, or if such party fails to obtain such relief, the receiving party may disclose such portion of such Confidential Information that the receiving party reasonably believes, on the basis of advice of such party’s counsel, such party is legally obligated to disclose. Either Party may disclose Confidential Information to a state insurance regulator or to a tax authority as required under Applicable Law or as required to support that Party’s position on any tax return.
     (c) Return or Destruction. At Reinsureds’ request and upon the termination of this Administrative Services Agreement, Administrator will return or certify or cause the return or certification of destruction by its Subcontractors of all of Reinsureds’ Confidential Information in Administrator’s possession or control. Reinsureds will have the same obligations with respect to Administrator’s Confidential Information as Administrator has with respect to Reinsureds’ Confidential Information under this section. The Parties shall be entitled to retain an archival copy of any Confidential Information (excluding Personal Information) to the extent required to enforce the terms of this Administrative Services Agreement or to comply with Applicable Law or to support its position on any tax return; provided, that such Confidential Information will be returned or destroyed in accordance with this provision upon the expiration of the period specified in the Applicable Law, the expiration of the applicable statute of limitations and the final resolution of any pending dispute.
15.4	Privacy.
          To the extent of any conflict between the requirements of Section 15.2 and this Section 15.4, this Section 15.4 shall govern and control with respect to Personal Information.
     (a) Acknowledgement. Administrator acknowledges that it may have access to Personal Information in order to perform its duties under this Administrative Services Agreement and that Personal Information is protected under Applicable Law.
     (b) Use and Disclosure. Administrator agrees to use and disclose the Personal Information only: (i) as required for it to perform its duties and obligations under this Administrative Services Agreement; (ii) for any lawful purpose related to this Administrative Services Agreement; and (iii) as permitted by Applicable Law.
     (c) Privacy Protection Protocol. Administrator shall at all times maintain a privacy protection protocol, which is sufficient to assure compliance with nondisclosure, privacy, security and other provisions of this Administrative Services Agreement that relate to Personal Information and Confidential Information and with all Applicable Law to the extent of Administrator’s obligations under Section 2.4.
     (d) Security Precautions. Administrator shall take all reasonable security precautions to maintain the confidentiality and security of all Personal Information, take all steps necessary to protect against unauthorized access to Personal Information, and to protect against any anticipated threats or hazards to the security of such information. Among other things, Administrator shall: (i) limit access to Personal Information to those actually performing Administrative Services for Reinsureds; (ii) limit access of personnel performing Administrative Services for Reinsureds to that Personal Information actually required for the performance of Administrative Services for Reinsureds; (iii) take all reasonable and necessary steps to ensure that Personal Information is transmitted only in a secure manner including by encryption or equivalent means; and (iv) take all reasonable and necessary steps to ensure that Personal Information is minimally disclosed, combined, amended, deleted, or otherwise altered by Administrator personnel so as to maintain its integrity and accuracy.

     (e) Protected Health Information. If Administrator or Administrator personnel will have access to “protected health information” (as such term is defined by the HIPAA Privacy Rule), Administrator shall execute the Business Associate Agreement substantially in the form attached hereto as Exhibit A. Administrator and Administrator personnel shall comply with the terms of the Business Associate Agreement in performing the applicable Administrative Services. Administrator shall be responsible under this Administrative Services Agreement for any failure of Administrator or Administrator personnel to comply with the terms of the Business Associate Agreement or the Applicable Laws referenced in the Business Associate Agreement applicable to Administrator in the same manner and to the same extent it would be responsible for any failure to comply with its other obligations under this Administrative Services Agreement.
     (f) Privacy Breach. If Administrator breaches the provisions of this Section 15.4, Administrator agrees to immediately notify Reinsureds and cooperate with Reinsureds in mitigating any potential damages by, at Administrator’s expense:
          (i) immediately endeavoring to recover all Personal Information from the unauthorized recipient, if known, and instructing the unauthorized recipient to cease and desist from any use of the improperly disclosed Personal Information;
          (ii) at the request of Reinsureds, returning within ten (10) Business Days all Personal Information provided by Reinsureds to Administrator pursuant to this Section 15.4;
          (iii) at the request of Reinsureds, deleting from Administrator electronic systems and physical records within ten (10) Business Days all Personal Information provided by Reinsureds and providing certification that such deletion has occurred;
          (iv) assisting and cooperating with any demand forwarded by Reinsureds to Administrator as a result of a court order imposed on Reinsureds or from a Governmental Authority having jurisdiction over Reinsureds; and
          (v) assisting with taking any other remedial steps reasonably required by Reinsureds.
     (g) No Limitation. The inclusion of this Section 15.4 relating primarily to Personal Information shall not, in any way, limit the obligations of Administrator under other sections of this Administrative Services Agreement that relate to the protection of Confidential Information generally.

15.5	Regulatory and Legal Communication.
     To the extent Administrator may legally do so:
     (a) Government Requests. Administrator agrees that, should any Governmental Authority request Administrator to submit any information or provide any communication related to the Administrative Services provided pursuant to this Administrative Services Agreement, Administrator will notify Reinsureds immediately upon receipt of such request. In no case shall said notice be received by Reinsureds later than five (5) calendar days after receipt by Administrator. Administrator must contact Reinsureds prior to any response Administrator would make to any Governmental Authority that involves Reinsureds, Reinsureds’ clients, or any Reinsureds relationship with such Governmental Authority. This provision does not apply to reviews by tax authorities or to state insurance departments in connection with financial examinations.
     (b) Notice. Without limiting anything in subsection (a) above, Administrator shall provide Reinsureds with prompt notice of any Governmental Authority review, audit or inspection of Administrator’s facilities, processes, or products under the FCPA or any anti-bribery Applicable Law that relates to the Administrative Services furnished to Reinsureds under this Administrative Services Agreement. Even if Reinsureds are not otherwise identified as involved in the review, audit, or inspection, Administrator shall provide Reinsureds with the summary results of any such review, audit or inspection. If not legally prohibited, Administrator shall provide Reinsureds a reasonable opportunity to provide assistance to Administrator in responding to any such review, audit or inspection.
     (c) Security Incident. In the event of an incident that does, or is reasonably likely to, result in an unauthorized disclosure of, or access to, Personal Information (a “Security Incident”), Administrator shall immediately notify Reinsureds of the Security Incident, and Administrator shall promptly (and in any event as soon as reasonably practical) (i) perform a root cause analysis and prepare a corrective action plan, (ii) provide Reinsureds with written reports and detailed information regarding any such Security Incident, including how and when such Security Incident occurred and what actions Administrator is taking to remedy such Security Incident, (iii) cooperate in the investigation of the Security Incident at Reinsureds’ request, (iv) reimburse Reinsureds for their costs of notifying any individuals and/or authorities of the Security Incident if Reinsureds, in their good faith judgment, consider notification necessary, (v) remediate such Security Incident or potential Security Incident and take commercially reasonable actions to prevent its recurrence; provided, however, to the extent such Security Incident or potential Security Incident is not caused by Administrator’s or its Subcontractors’ failure to comply with this Administrative Services Agreement, Reinsureds shall reimburse Administrator for Administrator’s reasonable expenses incurred in such remediation, and (vi) promptly restore any lost Reinsureds data to the last available back-up.

     (d) Material Breach. A breach of this Article XV may be a material breach of this Administrative Services Agreement. Each Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information or Personal Information and that each Party shall be entitled, in addition to any other rights or remedies available at law or in equity, to seek such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.
ARTICLE XVI
FORCE MAJEURE
16.1	Force Majeure Event.
          Except for any failure of either Party to comply with the provisions of the Disaster Recovery Plans, neither Party shall have any liability or responsibility, and shall be excused from performance for, any interruption, delay, impairment or other failure to fulfill any obligation under this Administrative Services Agreement to the extent and so long as the fulfillment of such obligation is interrupted, delayed, impaired, prevented or frustrated as a result of or by natural disaster, hurricane, earthquake, floods, fire, catastrophic weather conditions, diseases or other elements of nature or acts of God, acts of war (declared or undeclared), insurrection, riot, civil disturbance or disorders, rebellion, sabotage, government regulations or directives, embargoes, terrorist acts, or explosions, strikes, failure of or damage to public utility (“Force Majeure Event”); provided that such Party uses best efforts promptly to overcome or mitigate the cause of such delay or failure to perform, including the implementation of the Disaster Recovery Plans. Any Party so delayed in its performance shall immediately notify the other thereof by telephone and confirm promptly thereafter in writing, describing in reasonable detail the circumstances causing such delay, and shall resume the performance of its obligations as promptly as reasonably practicable after the Force Majeure Event has ceased to exist.
ARTICLE XVII
INDEMNIFICATION
17.1	Indemnification Obligation of Administrator.
          Administrator agrees to indemnify and hold harmless Reinsureds and each of their directors, officers, employees, agents or Affiliates (and the directors, officers, employees and agents of such Affiliates) from any and all losses, liabilities, costs, claims, demands, compensatory, extra contractual and/or punitive damages, fines, penalties and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Reinsureds Losses”) resulting in damages not included within the definition of Ultimate Net Loss arising out of or caused by: (i) any actual or alleged fraud, theft or embezzlement by officers, employees or agents of Administrator or its Subcontractors during the term of this Administrative Services Agreement; (ii) the failure, either intentional or unintentional, of Administrator or its

Subcontractors to properly perform the services or take the actions required by this Administrative Services Agreement, including, without limitation, the failure to properly process, evaluate and pay disbursement requests in accordance with the terms of this Administrative Services Agreement; (iii) any other act of negligence or willful misconduct committed by officers, agents or employees of Administrator or its Subcontractors during the term of this Administrative Services Agreement; or (iv) any failure of Administrator or its Subcontractors to comply with Applicable Laws during the term of this Administrative Services Agreement. Nothing herein shall be construed to require Administrator to indemnify Reinsureds with respect to any act or omission where the decision to take or omit such action was with the agreement of Reinsureds.
17.2	Indemnification Obligation of Reinsureds.
          Reinsureds agree to indemnify and hold harmless Administrator and any of its directors, officers, employees, agents or Affiliates (and the directors, officers, employees and agents of such Affiliates) from any and all losses, liabilities, costs, claims, demands, compensatory, extra contractual and/or punitive damages, fines, penalties and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Administrator Losses”) arising out of or caused by: (i) fraud, theft or embezzlement by officers, employees or agents of Reinsureds during the term of this Administrative Services Agreement; (ii) any other act of negligence or willful misconduct committed by officers, agents or employees of Reinsureds during the term of this Administrative Services Agreement; or (iii) any failure of Reinsureds to comply with Applicable Laws during the term of this Administrative Services Agreement other than any failure on the part of Reinsureds or Administrator caused by the action or inaction of Administrator, including when acting in the name or on behalf of Reinsureds, whether or not in compliance with the terms of this Administrative Services Agreement. Nothing herein shall be construed to require Reinsureds to indemnify Administrator with respect to any act or omission where the decision to take or omit such action was with the agreement of Administrator.
17.3	Notice of Indemnification Request.
          In the event that either Party asserts a claim for indemnification hereunder, such Party seeking indemnification (the “Indemnified Party”) shall give written notice to the other Party (the “Indemnifying Party”) specifying the facts constituting the basis for, and the amount (if known) of, the claim asserted within one year of the date the claim is asserted against or should be known by the Indemnified Party.
17.4	Notice of an Asserted Liability.
          If an Indemnified Party asserts, or may in the future seek to assert, a claim for indemnification hereunder because of a claim or demand made, or an action, proceeding or investigation instituted, by any person not a party to this Administrative Services Agreement (a “Third Party Claimant”) that may result in an Administrator Loss with respect to which Administrator is entitled to indemnification pursuant to Section 17.2 hereof or Reinsureds Loss with respect to which Reinsureds are entitled to indemnification pursuant to Section 17.1 hereof

(an “Asserted Liability”), the Indemnified Party shall so notify the Indemnifying Party as promptly as practicable, but in no event later than ten (10) Business Days after such Asserted Liability is actually known to the Indemnified Party. Failure to deliver notice with respect to an Asserted Liability in a timely manner shall not be deemed a waiver of the Indemnified Party’s right to indemnification for Losses in connection with such Asserted Liability but the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been less had such notice been timely delivered.
17.5	Procedures.
     (a) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to investigate, contest, defend or settle the Asserted Liability; provided that the Indemnified Party may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Asserted Liability through representatives and counsel of its own choosing. The failure of the Indemnifying Party to respond in writing to proper notice of an Asserted Liability within ten (10) calendar days after receipt thereof shall be deemed an election not to defend the same. Unless and until the Indemnifying Party elects to defend the Asserted Liability, the Indemnified Party shall have the right, at its option and at the Indemnifying Party’s expense, to do so in such manner as it deems appropriate, including, but not limited to, settling such Asserted Liability (after giving notice of the settlement to the Indemnifying Party) on such terms as the Indemnified Party deems appropriate.
     (b) Except as provided in the immediately preceding sentence, the Indemnified Party shall not settle or compromise any Asserted Liability for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld) during the ten (10) calendar day period specified above.
     (c) The Indemnifying Party shall be entitled to participate in (but not to control) the defense of any Asserted Liability which it has elected, or is deemed to have elected, not to defend, with its own counsel and at its own expense.
     (d) Except as provided in the first sentence of paragraph (a) of this Section 17.5, the Indemnifying Party shall bear all reasonable costs of defending any Asserted Liability and shall indemnify and hold the Indemnified Party harmless against and from all costs, fees and expenses incurred in connection with defending such Asserted Liability.
     (e) Administrator and Reinsureds shall make mutually available to each other all relevant information in their possession relating to any Asserted Liability (except to the extent that such action would result in a loss of attorney-client privilege) and shall cooperate with each other in the defense thereof.

17.6	Survival.
          The provisions of this Article XVII shall survive the termination of this Administrative Services Agreement for a period of one year.
ARTICLE XVIII
DISPUTE RESOLUTION; ARBITRATION
18.1	Dispute Resolution; Arbitration.
          If Reinsureds and Administrator are unable to resolve any dispute arising from this Administrative Services Agreement, the matter will be handled in accordance with the dispute resolution and arbitration procedures set forth in Article X and Article XI of the Master Transaction Agreement.
ARTICLE XIX
MISCELLANEOUS
19.1	Notices.
          Any notice, request, demand, waiver, consent, approval or other communication required or permitted to be given by any Party hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission, sent by registered or certified mail, postage prepaid, or sent by a standard overnight courier of national reputation with written confirmation of delivery. Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, on the date received (provided that any notice received after 5:00 p.m. (addressee’s local time) shall be deemed given at 9:00 a.m. (addressee’s local time) on the next Business Day), or if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery. Such notices shall be given to the following address:
To CNA Parties:
CNA Financial Corporation
333 S. Wabash Avenue
Chicago, IL 60604
Attention: Jonathan D. Kantor
Executive Vice President,
General Counsel and Secretary
Fax: (312) 817-0511

With a copy to:
CNA Financial Corporation
333 S. Wabash Avenue
Chicago, IL 60604
Attention: Michael P. Warnick
Senior Vice President and Deputy General Counsel
Fax: (312) 755-2479
To Administrator:
National Indemnity Company
100 First Stamford Place
Stamford, CT 06902
Attention: General Counsel
Fax: (203) 363-5221
With a copy to:
National Indemnity Company
3024 Harney Street
Omaha, NE 68131
Attention: Treasurer
Fax: (402) 916-3030
Any Party may change its notice provisions on fifteen (15) calendar days’ advance notice in writing to the other Parties.
19.2	Entire Agreement.
          This Administrative Services Agreement (including the exhibits and schedules hereto), the Master Transaction Agreement and the other Ancillary Agreements and any other documents delivered pursuant hereto and thereto, constitute the entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof and thereof.
19.3	Waiver and Amendment.
          This Administrative Services Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by an instrument in writing signed by the Parties, or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Administrative Services Agreement shall be held to constitute a waiver of any other or subsequent breach.
19.4	Successors and Assigns.
          The rights and obligations of the Parties under this Administrative Services Agreement shall not be subject to assignment without the prior written consent of the other Parties, and any attempted assignment without the prior written consent of the other Parties shall be invalid ab initio. The terms of this Administrative Services Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of the Parties.
19.5	Headings.
          The headings of this Administrative Services Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
19.6	Construction; Interpretation.
          Reinsureds and Administrator have participated jointly in the negotiation and drafting of this Administrative Services Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Administrative Services Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Administrative Services Agreement. When a reference is made to an Article, Section, Schedule or Exhibit such reference shall be to an Article, Section, Schedule or Exhibit of or to this Administrative Services Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Administrative Services Agreement, they shall be deemed to be followed by the words “without limitation.” The word “Agreement,” means this Administrative Services Agreement as amended or supplemented, together with all Exhibits and Schedules attached hereto or incorporated by reference, and the words “hereof,” “herein,” “hereto,” “hereunder” and other words of similar import shall refer to this Administrative Services Agreement in its entirety and not to any particular Article, Section or provision of this Administrative Services Agreement. The references to “$” shall be to United States dollars. Reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder. References to a Person are also to its successors and permitted assigns.
19.7	Governing Law and Jurisdiction.
          This Administrative Services Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to such state’s principles of conflict of laws that could compel the application of the laws of another jurisdiction. SUBJECT TO ARTICLE XVIII, ANY SUIT, ACTION OR PROCEEDING TO COMPEL ARBITRATION OR FOR TEMPORARY INJUNCTIVE RELIEF IN AID OF ARBITRATION OR TO PRESERVE THE STATUS QUO PENDING THE APPOINTMENT OF THE ARBITRATOR(S) SHALL BE BROUGHT BY THE PARTIES SOLELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, PROVIDED THAT IF SAID COURT DETERMINES THAT IT DOES NOT HAVE SUBJECT MATTER JURISDICTION THEN SAID ACTIONS MAY BE BROUGHT IN THE SUPREME COURT OF THE STATE OF NEW YORK FOR NEW YORK COUNTY; AND EACH REINSUREDS AND ADMINISTRATOR EACH HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR SUCH PURPOSE AND ANY APPELLATE COURTS THEREOF, EXCEPT THAT ANY FINAL ARBITRAL AWARD RENDERED IN ACCORDANCE WITH ARTICLE XVIII MAY BE ENTERED AND ENFORCED IN ANY COURT HAVING JURISDICTION OVER ANY PARTY OR ANY OF ITS ASSETS.
19.8	No Third Party Beneficiaries.
          Except as otherwise expressly set forth in any provision of this Administrative Services Agreement, nothing in this Administrative Services Agreement is intended or shall be construed to give any Person, other than the Parties, any legal or equitable right, remedy or claim under or in respect of this Administrative Services Agreement or any provision contained herein.
19.9	Counterparts.
          This Administrative Services Agreement may be executed by the Parties in separate counterparts; each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument binding upon all of the Parties notwithstanding the fact that all Parties are not signatory to the original or the same counterpart. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.
19.10	Severability.
          Any term or provision of this Administrative Services Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Administrative Services Agreement or affecting the validity or enforceability of any of the terms or provisions of this Administrative Services Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. If any provision of this

Administrative Services Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. In the event of such invalidity or unenforceability of any term or provision of this Administrative Services Agreement, such term or provision shall be reformed and the Parties shall use their commercially reasonable efforts to reform such terms or provisions to carry out the commercial intent of the Parties as reflected herein, while curing the circumstance giving rise to the invalidity or unenforceability of such term or provision.
19.11	Specific Performance.
          Each of the Parties acknowledges and agrees that the other Party would be irreparably damaged in the event that any of the provisions of this Administrative Services Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached, violated or unfulfilled. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent noncompliance with, or breaches or violations of, the provisions of this Administrative Services Agreement by the other Party and to enforce specifically this Administrative Services Agreement and the terms and provisions hereof in any action instituted in accordance with Section 19.7, in addition to any other remedy to which such Party may be entitled, at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Administrative Services Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (i) by seeking the remedies provided for in this Section 19.11, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Administrative Services Agreement, including monetary damages in the event that this Administrative Services Agreement has been terminated or in the event that the remedies provided for in this Section 19.11 are not available or otherwise are not granted and (ii) nothing contained in this Section 19.11 shall require any Party to institute any action (or limit any Party’s right to institute any action for) specific performance under this Section 19.11 before exercising any termination right under Article XIV nor shall the commencement of any action pursuant to this Section 19.11 or anything contained in this Section 19.11 restrict or limit any Party’s right to terminate this Administrative Services Agreement in accordance with the terms of Article XIV or pursue any other remedies under this Administrative Services Agreement that may be available then or thereafter.
19.12	Waiver of Jury Trial.
          EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS ADMINISTRATIVE SERVICES AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS ADMINISTRATIVE SERVICES AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,

AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS ADMINISTRATIVE SERVICES AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS ADMINISTRATIVE SERVICES AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.12.
19.13	Incontestability.
          In consideration of the mutual covenants and agreements contained herein, each Party does hereby agree that this Administrative Services Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest in any respect the validity or enforceability hereof.
19.14	Set-Off.
          Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either of the Reinsureds or Administrator with respect to this Administrative Services Agreement are deemed mutual debts or credits, as the case may be, and shall be set off, and only the net balance shall be allowed or paid.
19.15	Currency.
          All financial data required to be provided pursuant to the terms of this Administrative Services Agreement shall be expressed in United States dollars. All payments and all settlements of account between the Parties shall be in United States currency unless otherwise agreed by the Parties.
(The remainder of this page has been intentionally left blank.)

          IN WITNESS WHEREOF, this Administrative Services Agreement has been duly executed by a duly authorized officer of each Party hereto as of the date first above written.

CONTINENTAL CASUALTY COMPANY
By:	/s/ Lawrence J. Boysen
	Name:	Lawrence J. Boysen
	Title:	Senior Vice President and Corporate Controller

THE CONTINENTAL INSURANCE COMPANY
By:	/s/ Lawrence J. Boysen
	Name:	Lawrence J. Boysen
	Title:	Senior Vice President and Corporate Controller

CONTINENTAL REINSURANCE CORPORATION INTERNATIONAL, LTD.
By:	/s/ Lawrence J. Boysen
	Name:	Lawrence J. Boysen
	Title:	Chairman of the Board and President

CNA INSURANCE COMPANY LIMITED
By:	/s/ Lawrence J. Boysen
	Name:	Lawrence J. Boysen
	Title:	Authorized Representative

NATIONAL INDEMNITY COMPANY
By:	/s/ Brian Snover
	Name:	Brian Snover
	Title:	Vice President

EXHIBIT A
[Form of Business Associate Agreement]
BUSINESS ASSOCIATE AGREEMENT
           This Business Associate Agreement (the “Business Associate Agreement”), dated as of ___, 2010 (the “Effective Date”), is made and entered into by and among Continental Casualty Company, an Illinois property and casualty insurance company (“CCC”), The Continental Insurance Company, a Pennsylvania property and casualty insurance company (“CIC”), Continental Reinsurance Corporation International, Ltd., a Bermuda long-term insurance company (“CRCI”), and CNA Insurance Company Limited, a United Kingdom property and casualty insurance company (“CICL” and together with CCC, CIC and CRCI, “Reinsureds”), and National Indemnity Company, a Nebraska property and casualty company (“Administrator”).
           WHEREAS, pursuant to a Master Transaction Agreement (the “Master Transaction Agreement”), dated as of July 14, 2010, among Reinsureds and Administrator, Reinsureds and Administrator have agreed to enter into a loss portfolio reinsurance transaction, pursuant to which Reinsureds will cede all liabilities related to asbestos and pollution claims under the Business Covered to Administrator, and pursuant to which Administrator will indemnify Reinsureds for such liabilities up to an aggregate limit of four billion dollars ($4,000,000,000), net of any Third Party Reinsurance Recoverables and Other Recoveries;
           WHEREAS, pursuant to a Loss Portfolio Transfer Reinsurance Agreement among Reinsureds and Administrator dated as of August 31, 2010, and referenced in the Master Transaction Agreement as the “LPT Reinsurance Agreement,” Administrator shall indemnify Reinsureds for 100% of the Ultimate Net Loss, subject to the LPT Limit;
           WHEREAS, pursuant to an Administrative Services Agreement (the “Administrative Services Agreement,” dated as of August 31, 2010, Administrator shall perform certain administrative functions on behalf of Reinsureds with respect to the Reinsured Contracts and Third Party Reinsurance Agreements as they relate to the Business Covered; and
          WHEREAS, Reinsureds and Administrator are entering into this Business Associate Agreement to comply with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) Privacy Rule and Security Standards as those terms are defined in this Business Associate Agreement.

          NOW, THEREFORE, for and in consideration of these premises and the promises and the mutual agreements hereinafter set forth and set forth in the Master Transaction Agreement, the LPT Reinsurance Agreement and the Administrative Services Agreement, Reinsureds and Administrator (individually, a “Party” and collectively, the “Parties”) agree as follows:
I. DEFINITIONS
          All capitalized terms not otherwise defined in this Business Associate Agreement shall have the meaning given them under the Master Transaction Agreement, LPT Reinsurance Agreement, or Administrative Services Agreement, as applicable. The following terms used in this Business Associate Agreement shall have the same meaning as those terms in the HIPAA Privacy Rule and Security Standards, currently defined, in relevant part:
“Protected Health Information” shall mean Individually Identifiable Health Information transmitted or maintained in any form or medium that Administrator creates or receives from or on behalf of Reinsureds in the course of fulfilling its obligations under this Business Associate Agreement. “Protected Health Information” shall not include (i) education records covered by the Family Educational Rights and Privacy Act, as amended, 20 U.S.C. §1232g, (ii) records described in 20 U.S.C. §1232g(a)(4)(B)(iv), and (iii) employment records held by Reinsureds in their role as employers.
“Designated Record Set” shall mean a group of records maintained by or for Reinsureds that is (i) the medical records and billing records about individuals maintained by or for Reinsureds, (ii) the enrollment, payment, claims adjudication, and case or medical management record systems maintained by or for a health plan; or (iii) used, in whole or in part, by or for Reinsureds to make decisions about individuals. As used herein, the term “Record” means any item, collection, or grouping of information that includes Protected Health Information and is maintained, collected, used, or disseminated by or for Reinsureds.
“Electronic Media” shall mean (i) electronic storage media including memory devices in computers (hard drives) and any removable/transportable digital memory medium, such as magnetic tape or disk, optical disk, or digital memory card; or (ii) transmission media used to exchange information already in electronic storage media. Transmission media include, for example, the internet (wide-open), extranet (using internet technology to link a business with information accessible only to collaborating parties), leased lines, dial-up lines, private networks, and the physical movement of removable/transportable electronic storage media. Certain transmissions, including paper, via facsimile, and of voice, via telephone, are not considered to be transmissions via electronic media, because the information being exchanged did not exist in electronic form before transmission.
“Electronic Protected Health Information” shall mean Protected Health Information that is transmitted by or maintained in Electronic Media.

“Individually Identifiable Health Information” shall mean information that is a subset of health information, including demographic information collected from an individual, and
(i)	is created or received by a health care provider, health plan, employer, or health care clearinghouse; and

(ii)	relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present or future payment for the provision of health care to an individual; and (a) identifies the individual, or (b) with respect to which there is a reasonable basis to believe the information can be used to identify the individual; and

(iii)	relates to identifiable non-health information including but not limited to an individual’s address, phone number and/or Social Security number.
“Privacy Rule” shall mean the Standards for Privacy of Individually Identifiable Health Information at 45 CFR Part 160 and Part 164, Subparts A and E.
“Secretary” shall mean the Secretary of the Department of Health and Human Services.
“Security Incident” means the attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with system operations in an information system.
“Security Standards” shall mean the HIPAA Security Standards, 45 C.F.R. Parts 160 and 164
II. OBLIGATIONS OF ADMINISTRATOR
Section 1. Use and Disclosure of Protected Health Information.
Administrator may use and disclose Protected Health Information only to carry out the obligations of Administrator set forth in this Business Associate Agreement, the Administrative Services Agreement or as required by law, subject to the provisions set forth in this Business Associate Agreement. Administrator shall neither use nor disclose Protected Health Information for the purpose of creating de-identified information that will be used for any purpose other than as directed by Reinsureds to carry out the obligations of Administrator set forth in this Business Associate Agreement or the Administrative Services Agreement, or as required by law.

Section 2. Safeguards Against Misuse of Information.
Administrator agrees that it will implement appropriate safeguards to prevent the use or disclosure of Protected Health Information in any manner other than pursuant to the terms and conditions of this Business Associate Agreement. Administrator shall implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of the Electronic Protected Health Information that it creates, receives, maintains, or transmits on behalf of Reinsureds, as required by the Security Standards.
Section 3. Reporting of Uses and Disclosures of Protected Health Information and Security Incidents.
Upon becoming aware of a use or disclosure of Protected Health Information in violation of this Business Associate Agreement, Administrator shall promptly report such use or disclosure to Reinsureds. Administrator shall promptly report to Reinsureds any Security Incident of which it becomes aware.
Section 4. Agreements with Third Parties.
Administrator shall ensure that any agent or subcontractor of Administrator to whom Administrator provides Protected Health Information that is received from Reinsureds, or created or received by Administrator on behalf of Reinsureds, agrees to be bound by the same restrictions and conditions that apply to Administrator pursuant to this Business Associate Agreement with respect to such Protected Health Information. Administrator warrants and represents that in the event of a disclosure of Protected Health Information to any third party, the information disclosed shall be no more than the minimum necessary for the intended purpose. Administrator shall ensure that any agent or subcontractor of Administrator to whom Administrator provides Electronic Protected Health Information agrees to implement reasonable and appropriate safeguards to protect such information.
Section 5. Access to Information.
In the event Administrator maintains Protected Health Information in a Designated Record Set, Administrator shall, within thirty (30) days of receipt of a request from Reinsureds, provide to Reinsureds Protected Health Information in Administrator’s possession that is required for Reinsureds to respond to an individual’s request for access to Protected Health Information made pursuant to 45 C.F.R. § 164.524 or other applicable law. In the event any individual requests access to Protected Health Information directly from Administrator, whether or not Administrator is in possession of Protected Health Information, Administrator may not approve or deny access to the Protected Health Information requested. Rather, Administrator shall, within five (5) Business Days, forward such request to Reinsureds.

Section 6. Availability of Protected Health Information for Amendment.
In the event Administrator maintains Protected Health Information in a Designated Record Set, Administrator shall, within thirty (30) days of receipt of a request from Reinsureds, provide to Reinsureds Protected Health Information in Administrator’s possession that is required for Reinsureds to respond to an individual’s request to amend Protected Health Information made pursuant to 45 C.F.R. § 164.526 or other applicable law. If the request is approved, Administrator shall incorporate any such amendments to the Protected Health Information as required by 45 C.F.R. §164.526 or other applicable law. In the event that the request for the amendment of Protected Health Information is made directly to the Administrator, whether or not Administrator is in possession of Protected Health Information, Administrator may not approve or deny the requested amendment. Rather, Administrator shall, within five (5) Business Days forward such request to Reinsureds.
Section 7. Accounting of Disclosures.
Administrator agrees to document such disclosures of Protected Health Information and information related to such disclosures as would be required for Reinsureds to respond to a request by an individual for an accounting of disclosures of Protected Health Information in accordance with 45 CFR § 164.528 or other applicable law. Administrator shall, within sixty (60) Business Days of receipt of a request from Reinsureds, provide to Reinsureds such information as is in Administrator’s possession and is required for Reinsureds to respond to a request for an accounting made in accordance with 45 C.F.R. 164.528 or other applicable law. In the event the request for an accounting is delivered directly to Administrator, Administrator shall, within five (5) Business Days, forward such request to Reinsureds. It shall be Reinsureds’ responsibility to prepare and deliver any such accounting requested.
Section 8. Availability of Books and Records.
Administrator hereby agrees to make its applicable internal practices, books and records, including policies and procedure, available to the Secretary for purposes of determining Reinsureds’ and Administrator’s compliance with the Privacy Rule and Security Standards. The practices, books and records subject to this Section are those practices, books and records that relate to the use and disclosure of Protected Health Information that is created by Administrator on behalf of Reinsureds, received by Administrator from Reinsureds, or received by Administrator from a third party on behalf of Reinsureds.
III. Term and Termination
Section 1. Term.
The Term of this Business Associate Agreement shall be effective as of the Effective Date, and shall terminate when all of the Protected Health Information provided by Reinsureds to Administrator, or created or received by Administrator on behalf of Reinsureds, is destroyed or returned to Reinsureds, or, if it is infeasible to return or destroy Protected Health Information, protections are extended to such information, in accordance with the termination provisions in this Article III.
Section 2. Effect of Termination.
(a) Except as provided in paragraph (b) of this Section, upon termination of this Business Associate Agreement, for any reason, Administrator shall return or destroy all Protected Health Information received from Reinsureds, or created or received by Administrator on behalf of Reinsureds. This provision shall apply to Protected Health Information that is in the possession of subcontractors or agents of Administrator. Administrator shall retain no copies of the Protected Health Information.
(b) In the event that Administrator determines that returning or destroying the Protected Health Information is infeasible, Administrator shall provide to Reinsureds notification of the conditions that make return or destruction infeasible. Upon Reinsureds’ determination that return or destruction of Protected Health Information is infeasible, Administrator shall extend the protections of this Business Associate Agreement to such Protected Health Information and limit further uses and disclosures of such Protected Health Information to those purposes that make the return or destruction infeasible, for so long as Administrator maintains such Protected Health Information.
IV. MISCELLANEOUS
Section 1. Limitation of Liability. No exculpation or limitation on Administrator’s liability set forth in the Administrative Services Agreement shall apply to damages suffered by Reinsureds as a result of Administrator’s breach of this Business Associate Agreement.
Section 2. Indemnification. Each Party acknowledges and agrees that the provisions of Article IX of the Master Transaction Agreement apply to the indemnification rights and obligations of each Party pursuant to this Agreement.
Section 3. Regulatory References. A reference in this Business Associate Agreement to a section in the HIPAA Privacy Rule or Security Standards means the section as in effect or as amended.
Section 4. Amendment. In the event that state or federal law or regulation, or an arbitration or judicial interpretation of same, or any regulatory or enforcement action should explicitly or otherwise require that this Business Associate Agreement be changed, altered or modified, then the Reinsureds shall notify Administrator and provide such required amendment, and the Reinsureds and Administrator shall continue to perform services under this Business Associate Agreement as modified.

Section 5. Survival. The respective rights and obligations of Administrator under Section III(2)(b) (Effect of Termination), Section IV(1) (Limitation of Liability), Section IV(2) (Indemnification), Section IV(3) (Regulatory References) and Section IV(5) (Survival) of this Business Associate Agreement shall survive the termination of this Business Associate Agreement.
V. EFFECT OF BUSINESS ASSOCIATE AGREEMENT
To the extent that this Business Associate Agreement conflicts with the terms of the Administrative Services Agreement or any other agreement between Reinsureds and Administrator relating to Protected Health Information, the terms of this Business Associate Agreement shall take precedence.
[Remainder of page left intentionally blank]

          IN WITNESS WHEREOF, this Business Associate Agreement has been duly executed by a duly authorized officer of each Party hereto as of the date first above written.

CONTINENTAL CASUALTY COMPANY
By:
Name:
Title:

THE CONTINENTAL INSURANCE COMPANY
By:
Name:
Title:

CONTINENTAL REINSURANCE CORPORATION INTERNATIONAL, LTD.
By:
Name:
Title:

CNA INSURANCE COMPANY LIMITED
By:
Name:
Title:

NATIONAL INDEMNITY COMPANY
By:
Name:
Title: